Exhibit 4.3

IMPERIAL TOBACCO GROUP PLC

RULES OF THE IMPERIAL TOBACCO GROUP

SHARE MATCHING SCHEME

Approved by the Company on 14 August 1996

Amended by the Remuneration Committee on 2 December 1996, 31 January 2000,
24 November 2000, 23 November 2001 and 22 November 2002.

Amended by an ordinary resolution of the Company passed on 4 February 2003.

Amended by the Remuneration Committee on 14 November 2003.

Amended by an ordinary resolution of the Company passed on 1 February 2005.

Amended by the Board on 30 January 2007.

1

RULES OF THE IMPERIAL TOBACCO GROUP

SHARE MATCHING SCHEME

1.                                      Definitions

Except where inconsistent with the subject or context, words defined in the Trust Deed made between Imperial Tobacco Group PLC (1) and Abacus (C.I.) Limited (the “Trustees”) (2) dated 1 October 1996 establishing the Imperial Tobacco Employee and Executive Benefit Trust (formerly known as the Imperial Tobacco Group PLC Employee Benefit Trust (the “Executive Trust”) or the Trust Deed made between Imperial Tobacco Group PLC (1) and the Trustees (2) dated 17 October 2001 establishing the Imperial Tobacco Group PLC 2001 Employee Benefit Trust (the “2001 Trust”), as applicable, shall have the same meanings when used in these Rules and references in the Rules to “the Trust” shall constitute references either to the Executive Trust or the 2001 Trust, as applicable. In addition the following words and expressions shall have the following meanings:-

“Additional Share”	a Share allocated pursuant to Rule 4;

“Board”	the duly constituted Remuneration Committee of the Board of Directors of the Company;

“Company”	Imperial Tobacco Group PLC;

“Control”	as defined in section 840 of the Income and Corporation Taxes Act 1988;

“CREST”	means the relevant system (as defined in the Uncertificated Securities Regulations 1995 (SI 1995/3272)) in respect of which CRESTCo Limited is the operator;

“CREST Account”	means a designated CREST account held by a Participant with any sponsor agreed by the Trustees;

“Early Vesting Date”	as defined at Rule 5.3;

“Earnings”	in respect of any Employee, the basic annual salary of that Employee;

“Employee”	any person for the time being in full, part-time or temporary employment of any Member of the Group;

“Expected Vesting Date”	as defined at Rule 5.1 and Rule 5.2;

“Group”	the Company and its Subsidiaries;

“Lodged Share”	a Share:

(i)                                    acquired by the Trustees with monies provided by an Employee or transferred to the Trustees and in each case held by the Trustees as bare nominee for that Employee; or

(ii)                                in respect of which a share certificate(s) covering such Share has been deposited with the Trustees by an Employee which shall be held by the Trustees (or such person or persons as may from time to time be nominated by the Trustees) on behalf of the Employee; or

(iii)                             held by the Participant in a CREST Account;

“Member of the Group”	the Company or any of its Subsidiaries;

“Model Code”	the Model Code on directors’ and relevant employees’ dealings in securities, as set out in the listing rules published by the UK Listing Authority;

“Participant”

an Employee on whose behalf Lodged Shares are held by the Trustees or by the Employee in a CREST Account, or an Employee who has deposited a share certificate(s) with the Trustees and in any case has not withdrawn those Lodged Shares under rule 7;

“Rules”	these Rules as from time to time amended in accordance with their provisions;

“Scheme”	the Imperial Tobacco Group Share Matching Scheme constituted by these Rules;

“Share”	an ordinary share in the capital of the Company;

“Subsidiary”	a subsidiary or subsidiary undertaking of the Company within the meaning of the Companies Act 1985;

“Vesting Date”	the earlier of the Expected Vesting Date and Early Vesting Date;

“Vesting Period”	with respect to an Additional Share the period between its allocation under Rule 2.4 and its Vesting Date; and

“Vested Share”	an Additional Share which has been allocated to a Participant and which becomes vested in the Participant (or the Participant’s personal representatives) in accordance with the Rules.

2.                                      Invitations

2.1                                Any Member of the Group may with the consent of the Board, from time to time, invite any Employee to participate in the Scheme.

2.2                                Any such invitation shall invite such Employees as the Board may in its discretion determine:-

(a)                                 to pay monies to the Trustees and to authorise and require the Trustees to apply such monies in the acquisition of Lodged Shares; and/or

(b)                                to transfer Shares to the Trustees as Lodged Shares; and/or

(c)                                 to deliver a share certificate(s) in respect of the Lodged Shares to the Trustees (or such other person or persons as may be nominated by the Trustees provided the share certificate(s) are held to the Trustees’ order);

(d)                                  to open a CREST Account and either (i) apply monies towards the purchase of Shares; or (ii) transfer Shares by way of a completed CREST dematerialisation form to the CREST Account such shares being Lodged Shares;

(e)                                   to leave any existing Lodged Shares for which the Vesting Date of the related Additional Shares has occurred (or will occur by or within a short time after (as determined by the Board) the allocation of Additional Shares pursuant to the invitation) as Lodged Shares for the purposes of the invitation; and/or

(f)                                   to leave any Additional Shares which have become Vested Shares as Lodged Shares for the purpose of the invitation.

and shall advise such Employees of the proposed basis of allocation of Additional Shares if they accept the invitation.

2.3                                An Employee invited to participate in the Scheme may accept the invitation by submitting a duly completed application form and acquiring Lodged Shares in one of the permitted manners within the time prescribed by the invitation.

2.4                                As soon as practicable following confirmation of the number of Lodged Shares acquired by or on behalf of a Participant following an invitation under Rule 2.1, the Trustees shall allocate Additional Shares to Participants in respect of their Lodged Shares on such basis (including as to vesting) as the Board may in its discretion determine based on length of service with the Group, the Earnings of a Participant, the financial performance of the Group or otherwise howsoever PROVIDED THAT the maximum aggregate number of Additional Shares which may be allocated to a Participant in respect of that invitation shall not exceed the total number of Lodged Shares held for or by the Participant under the Scheme in respect of that invitation.

2.5                                No invitation will be made to an Employee at a time when that Employee is prohibited from dealing (as defined in paragraph 1 of the Model Code) in Shares by the Model Code.

3.                                      Lodged Shares

3.1                                Lodged Shares shall be registered either:

(a)                                  in the name of the Trustees (or such other person or persons as may be nominated by the Board for the purpose) who shall hold such Shares as bare nominee for the relevant Participant; and/or

(b)                                  in the Participant’s name and the share certificate(s) covering such Shares shall be held by the Trustees (or such other person or persons as may be nominated by the Trustees provided the share certificate(s) is held to the Trustees’ order); or

(c)                                    in the Participant’s name and held in a designated CREST Account.

3.2                                The Trustees shall not exercise any rights attaching to Lodged Shares otherwise than in accordance with any written wishes received from the relevant Participant. It shall be the responsibility of each Participant to ensure that any voting wishes are conveyed to the Trustees in sufficient time and with sufficient clarity to allow the Trustees to carry out the same. The Trustees shall not be liable to any person for the consequences of any failure to exercise voting rights.

3.3                                A Participant will be entitled to the amount of any dividends paid by the Company on the Participant’s Lodged Shares.

4.                                      Effect of Allocation

4.1                                Any Additional Shares allocated to a Participant will cease to be capable of vesting if, before their Vesting Date, the Participant causes any of the Lodged Shares in respect of which the Additional Shares were allocated to be transferred or delivered in accordance with Rule 7.

4.2                                During their Vesting Period a Participant will have no right or interest, whether legal or equitable, in any Additional Shares allocated to that Participant (and for the avoidance of doubt will have no entitlement to any dividends paid by the Company on the Additional Shares).

4.3                                Subject to Rule 7, no Lodged Share may be assigned, charged or otherwise disposed of by a Participant during the Vesting Period of the related Additional Shares.

5.                                      Vesting of Additional Shares

5.1                                Save as otherwise provided, and provided that any performance condition(s) imposed by the Board pursuant to Rule 2.4 has or have been satisfied or waived in accordance with its terms, “Expected Vesting Date” in relation to any Additional Shares means the date after the allocation of the Additional Shares determined by the Board before the allocation. If an event occurs as a result of which the Board determines that in relation to all or any Additional Shares previously allocated the Expected Vesting Date is no longer appropriate, the Board may in its discretion substitute such other date as it may determine as the Expected Vesting Date.

5.2                                “Expected Vesting Date” in relation to any Additional Shares allocated pursuant to an invitation made by the Board in December 2001 shall be 29 January 2005.

5.3                                Provided that any performance condition(s) imposed by the Board pursuant to Rule 2.4 has or have been satisfied or waived in accordance with its terms, “Early Vesting Date” in relation to any Additional Share means the date on which any of the following events shall first occur prior to the Expected Vesting Date of such Additional Share:-

(a)                                  any person acquiring Control of the Company (including for the avoidance of doubt pursuant to an amalgamation or reconstruction, however effected, or a compromise or a scheme of arrangement sanctioned by the Court under Section 425 of the Companies Act 1985);

(b)                                 notice being duly given of a resolution for the voluntary winding-up of the Company;

(c)                                  death during service of the Participant;

(d)                                 cessation of the Participant’s employment by reason of:-

(i)                                    ill health, injury, disability or redundancy;

(ii)                                the company employing the Participant ceasing to be a Member of the Group;

(iii)                             the business or part of the business to which the Participant’s office or employment relates being transferred to a person who is not a Member of the Group;

(iv)                              any other circumstances; or

(e)                                    notice being given that the Shares will cease to be listed on the London Stock Exchange.

5.4                                Subject to the Participant electing to leave any of the Lodged Shares as Lodged Shares for the purpose of an invitation under Rule 2.1:

(a)                                    any Lodged Shares held upon bare trust for a Participant shall be transferred (in such manner (whether in uncertificated form or otherwise) as the Trustees may determine) to the relevant Participant on the Vesting Date of the related Additional Shares;

(b)                                   the Trustees shall return or procure the return of all share certificates in respect of Lodged Shares deposited with the Trustees as soon as practicable following the Vesting Date of the related Additional Shares.

5.5                                If the Vesting Date of any Additional Shares has arisen:

(a)                               otherwise than under Rule 5.3 (a), (b), (c) or (d), the Trustees will transfer to the relevant Participant on or as soon as permissible after the Vesting Date that number of Additional Shares  determined by the Trustees in accordance with the basis of allocation determined under Rule 2; or

(b)                              under Rule 5.3 (a) or (b), the Trustees will transfer to the relevant Participant on or as soon as permissible after the Vesting Date that proportion of the Additional Shares as is equal to the proportion of the Vesting Period of those Additional Shares that had expired before the occurrence of the event that gave rise to the Vesting Date of the Additional Shares; or

(c)                               under Rule 5.3(c) or (d)(i), (ii) or (iii), the Trustees will transfer to the relevant Participant (or to the Participant’s estate) on or as soon as permissible after the Vesting Date that proportion of the Additional Shares as is equal to the proportion of the Vesting Period of those Additional Shares for which the Participant remained an Employee; or

(d)                                   under Rule 5.3(d)(iv), any award of Additional Shares to that Participant shall lapse unless, within six months of that date, the Trustee shall determine otherwise, in which case there shall be transferred to the relevant Participant such number of Additional Shares as may be determined by the Trustees in their discretion, but not exceeding the number of Additional Shares which would have been transferred to the Participant had the Vesting Date arisen otherwise than under Rule 5.3(d)(iv).

5.6                                The Additional Shares transferred to a Participant pursuant to Rule 5.5 above shall rank pari passu with all Shares then in issue except that they will not rank for any dividend or other distribution paid or made by reference to a record date falling prior to the date that they are transferred.

5.7                                For the purposes of this Rule 5, where a Participant’s employment with any Member of the Group is terminated (a) without notice, the Participant’s employment shall be deemed to cease on the date on which the termination takes effect; or (b) with notice, the Participant’s employment shall be deemed to cease on the date on which that notice is given, unless the Board in its sole discretion extends the date on which the employment is deemed to cease to the date when the notice expires.

5.8                                Notwithstanding the provisions of this Rule 5, the number of Shares available for the Scheme will be limited so that on any date:

(a)                                    the total number of Shares acquired or that may be acquiring during the period of ten years ending on that date under the Scheme and all other employees’ share schemes established by the Company cannot exceed 10% of the issued ordinary share capital of the Company on that date;

(b)                                   the total number of Shares acquired or that may be acquired during the period of five years ending on that date under the Scheme and all other employees’ share schemes established by the Company cannot exceed 5% of the issued ordinary share capital of the Company on that date;

(c)                                    the total number of Shares acquired or that may be acquired during the period of ten years ending on that date under the Scheme and all other employees’ share schemes established by the Company cannot exceed 5% of the issued ordinary share capital of the Company on that date, PROVIDED THAT there shall be excluded for the purposes of this limit Shares acquired or that may be acquired under any employees’ share scheme in circumstances where participation is offered or extended to all or most employees of the participating companies under that scheme.

5.9                                Benefits received by a Participant under the Scheme are not pensionable.

6.                                      Capitalisation

6.1                                If and whenever new Shares are allotted to the Trustees by way of capitalisation or other distribution of a capital nature, such new Shares shall accrue and be added to and be held on the same terms as the Shares in respect of which such new Shares shall have been allotted. The number and nominal value of Additional Shares and the basis of further allocations of Additional Shares, may be adjusted in such a manner as the Company’s Auditors, acting as experts and not as arbitrators, may confirm in writing to be fair and reasonable. Participants shall be notified of any such adjustment.

6.2                                If and whenever the Company shall issue by way of rights or otherwise make any offer or invitation to shareholders generally and shall issue to its members nil paid letters of allotment or other documents (“Nil Paid Rights”) representing negotiable Nil Paid Rights or entitlements relating to any ordinary shares or other security or securities (or any mixture of the two) in or of the Company, the Trustees shall be entitled to receive but shall be obliged to sell such proportion of such Nil Paid Rights as are attributable to Additional Shares as shall enable the Trustees to subscribe for the new shares or securities which are the subject of the balance of the Nil Paid Rights and the Trustees shall so apply the proceeds of disposal in that way. The shares or securities so purchased shall be added pro rata and be held on the same terms as the Additional Shares held by the Trustees in respect of which such Nil Paid Rights shall have been received by the Trustees. Any cash balance shall be held likewise. If any such Nil Paid Rights shall be issued by reference to a record date which falls after the time at which the relevant Shares in respect of which such Nil Paid Rights shall have been issued shall have become held absolutely for a Participant, such Nil Paid Rights shall be held by the Trustees upon trust for such Participant absolutely.

6.3                                If under Rule 6.1 or 6.2 above any fraction of a Share arises the allocation therein provided for shall be rounded up or down as the Trustees may in their sole discretion think fit.

6.4                                In relation to any Lodged Share registered in the name of the Trustees (or another person) pursuant to Rule 2.2 the Participant may instruct the Trustees to take such action as the Participant may inform the Trustees in writing. The Trustees shall be under no obligation to take any action unless the Participant shall provide any necessary funds and shall not be responsible for any failure to act in time or at all, irrespective of the circumstances.

7.                                      Transfer of legal title

The Trustees shall in respect of all (but not some only) of the Lodged Shares:

(a)                                    transfer the legal title into the name of the relevant Participant or at the direction of the Participant, in such manner (whether in uncertificated form or otherwise) as the Trustees may determine; and/or

(b)                                   deliver or procure the delivery of all the share certificate(s) to the relevant Participant,

as soon as reasonably practicable following the receipt of any written instruction to this effect from such Participant.

8.                                      Stamp duty and other expenses

Any stamp duty or other expenses incurred in any transfer of Additional Shares and/or Lodged Shares by the Trustees shall be payable:-

(a)                                    in the case of either a transfer into the name or at the direction of the Participant concerned or the acquisition by the Trust of Additional Shares, by the Trustees; and

(b)                                   in any other case, by the Participant concerned (unless the Board shall determine otherwise).

9.                                      Taxation

9.1                               The Company or the Trustees may make such provision for and take such action as may be considered by either of them to be necessary or expedient for the withholding or payment of any taxes or any other statutory deductions for which either of them is properly accountable and wherever those taxes are imposed, provided those taxes arise in respect of any transfer of funds or assets or any payment pursuant to the Trust and/or these Rules including (but not limited to) the withholding of funds or property (or any portion thereof) from any payment under the Trust and/or under these Rules until a Participant reimburses the Company or the Trustees for the amounts of any such taxes for which either of them is respectively and properly accountable.

9.2                                For the purposes of this Rule 9 the Trustees may rely on any information supplied to them by the Company or by any tax adviser selected by the Company as to the amount of any such tax liability.

10.                                General

10.1                          Any notice or other document given to any Employee pursuant to the Scheme shall be delivered to him, sent by post to him at his home address according to the records of his employing company or such other address as may appear to the Board to be appropriate or sent to him by e-mail to his usual e-mail address according to the records of his employing company or to such other e-mail address that the Employee may have advised may be used. Notices or other documents sent by post shall be deemed to have been received 2 days following the date of posting for documents posted to addresses in the United Kingdom and 7 days for documents posted to an overseas address. All documents sent to or by an Employee will be sent entirely at the Employee’s risk.

10.2                         The decision of the Board on any question of interpretation of the Rules or any dispute relating to or connected with the Scheme shall be final and conclusive.

10.3                          The costs of introducing, operating and administering the Scheme shall be borne by a Group Company.

10.4                         The Board shall have power from time to time to make regulations for the administration and operation of the Scheme provided that they are not inconsistent with these Rules.

10.5                         Nothing in the Scheme shall form part of any Participant’s contract of employment. The rights and obligations of a Participant under the terms and conditions of his employment by any Member of the Group shall not be affected by his participation in the Scheme. The Participant shall have no right to compensation or damages or any other sum or benefit in respect of his ceasing to participate in the Scheme or in respect of any loss or reduction of any rights or expectations under the Scheme in any circumstances. An Employee who is not invited to participate in the Scheme shall have no right to compensation or damages or any other sum or benefit in respect of his non-participation.

10.6                          An Employee agrees as a condition of participation in the Scheme to the collection, processing, transfer (including to countries outside the European Economic Area) and retention of the Employee’s personal data for use in connection with the operation of the Scheme by any Member of the Group, the Trustees and/or any third party retained by the Board to administer the Scheme.

11.                                Amendment

11.1                         The Scheme shall be administered under the direction of the Board which may at any time and from time to time by resolution and without other formality amend or augment the Rules or the Scheme in any respect provided that:-

(a)                                    no amendment shall operate to affect adversely in any way any rights already acquired by a Participant;

(b)                                   no amendment may be made which would, if carried out, involve the Trustee in a new or additional obligation or liability without the prior agreement of the Trustee; and

(c)                                    no amendment may be made to the Rules to the advantage of Participants except with the prior approval of the shareholders of the Company in General Meeting except for minor amendments to benefit the administration of the Scheme, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants in the Scheme or for any Member of the Group.

11.2                         Notwithstanding anything to the contrary contained herein, the Board may at any time and from time to time by resolution and without further formality amend the Scheme in such manner as the Board may consider necessary or desirable:

(a)                                    in any way to the extent necessary to render the Scheme capable of approval by the Inland Revenue or any other governmental or other regulatory body pursuant to any present or future United Kingdom legislation;  or

(b)                                   in order to comply with, take advantage of, or otherwise in connection with any taxation, legal, regulatory or other rule, law, guideline, regulation or other provision of or prevailing in any jurisdiction in which this Scheme is or is intended to be operated.

11.3                          The limits in Rule 5 may not be increased without the approval of the shareholders of the Company in General Meeting.

11.4                         No amendment shall take effect that would cause the Scheme to cease to be an “employees’ share scheme” as defined in section 743 of the Companies Act 1985.

12.                               Termination

The Scheme may be terminated at any time by a resolution of the Board, and shall in any event terminate on 1 February 2015. Any termination shall not affect the outstanding rights of Participants.

13.                               Governing law

This Scheme shall be governed by the laws of England.

SCHEDULE 1

INTERNATIONAL RULES

The Rules of the Scheme apply in the jurisdictions specified below:

Belgium

Bosnia

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

Ireland

Kyrgyzstan

The Netherlands

New Zealand

Poland

Russia

Singapore

Slovakia

Slovenia

Spain

Taiwan

Turkey

United Arab Emirates

The Rules of the Scheme apply with and subject to the following amendments and provisions which have been adopted by the Board pursuant to rule 11.2 for the purposes of the operation of the Scheme in the jurisdictions specified below:

Australia (Appendix 1)

Canada (Appendix 2)

United States of America (Appendix 3)

APPENDIX 1

IMPERIAL TOBACCO INTERNATIONAL

SHARE MATCHING SCHEME

The purpose of this Appendix is to specify terms and conditions under which the Scheme is to be modified in its application to any Lodged Shares or allocation of Additional Shares made or to be made to a person resident in Australia.

Words and phrases defined in the Scheme shall bear the same meaning in this Appendix 1 except as otherwise provided:

1.                                           An Employee must, in order to participate in the Scheme, either

(a)                               deliver share certificates in respect of the Lodged Shares owned by the Employee to the Trustees or,

(b)                              open a CREST Account and either,

(i)                               apply monies towards the purchase of Shares; or

(ii)                            transfer Shares by way of a CREST dematerialisation to the CREST Account and the definition of “Lodged Shares” and Rule 2.2 of the Scheme shall be read and construed accordingly.

2.                                           The following new Rules 2.5 and 2.6 shall be inserted after Rule 2.4:

‘2.5                            The allocation of Additional Shares to any Participant shall be deemed to be, and shall have effect as, the grant of an option by the Company in favour of the Participant to require the Company to procure the transfer to the Participant of the Additional Shares to which the Participant is entitled under these Rules on the Vesting Date and:

(a)                              any reference in these Rules to the loss, termination or lapsing of any award of Additional Shares shall be deemed to be a reference to such option lapsing; and

(b)                             any reference to Additional Shares shall be deemed to be a reference to such option to call for a transfer of the relevant number of Additional Shares.

2.6                                The option referred to in Rule 2.5 shall lapse and be of no further effect unless the Participant shall, throughout the period commencing on the date of the grant of that option and ending on the Vesting Date:

(c)                              be and have been employed continuously under a contract of employment with any Member of the Group and is not then under notice of termination of such contract given or received; and

(d)                             not have caused the certificate in respect of any of the Lodged Shares in respect of which the option was granted to have been delivered in the same manner as if Rule 7 applied to such transfer.’

3.                                           Rule 4.1 shall be deleted, and the following Rule 4.1 inserted in its place:

‘4.1                           Notwithstanding any provision of these Rules or of the Trust, no Participant shall have any right or interest, whether legal or equitable, in:

(a)                              any Additional Shares allocated to that Participant until the Vesting Date;

(b)                             any Nil Paid Rights issued by the Company under Rule 6.2 or, until the Vesting Date, in any shares or securities acquired from exercising those Nil Paid Rights; or

(c)                               any option to acquire any right or interest in any such Share.’

4.                                           Rule 6.2 shall be deleted and the following Rule 6.2 inserted in its place:

‘If and whenever the Company shall issue by way of rights or otherwise make any offer or invitation to shareholders generally and shall issue to its members nil paid letters of allotment or other documents (“Nil Paid Rights”) representing negotiable Nil Paid Rights or entitlements relating to any ordinary shares or other security or securities (or any mixture of the two) in or of the Company, the Trustees shall be entitled to receive but shall be obliged to sell such proportion of such Nil Paid Rights as are attributable to Additional Shares as shall enable the Trustees to subscribe for the new shares or securities which are the subject of the balance of the Nil Paid Rights and the Trustees shall so apply the proceeds of disposal in that way. The shares or securities so purchased shall be added pro rata and be held upon the same terms as the Additional Shares held by the Trustees in respect of which such Nil Paid Rights shall have been received by the Trustees. Any cash balance shall be held likewise. If any such Nil Paid Rights shall be issued by reference to a record date which falls after the time at which the relevant Shares in respect of which such Nil Paid Rights shall have been issued shall have become held absolutely for a Participant, such Nil Paid Rights shall be held by the Trustees upon trust for such Participant absolutely. No Participant shall have any right or interest, whether legal or equitable in any Nil Paid Rights or, until the Vesting Date, in any shares or securities acquired from exercising those Nil Paid Rights. ‘

APPENDIX 2

IMPERIAL TOBACCO GROUP INTERNATIONAL

SHARE MATCHING SCHEME

The purpose of this Appendix is to specify terms and conditions under which the Scheme is to be modified in its application to any Lodged Shares or allocation of Additional Shares made or to be made to a person resident for tax purposes in Canada.

Words and phrases defined in the Scheme shall bear the same meaning in this Appendix 2 except as otherwise provided.

Rule 1

“Additional Shares”	notional additional shares allocated pursuant to Rule 4.

“Exit Price”	the middle market price of a Share as derived from the London Stock Exchange Daily Official List on the Vesting Date.

“Notional Additional Gain”	the Exit Price multiplied by the number of Additional Shares allocated to a Participant in accordance with the basis of allocation determined under Rule 2.

“Vesting Date”	the earlier of the Expected Vesting Date and Early Vesting Date provided that this date shall not be a date falling more than three years after the date of the allocation of the Additional Shares.

Rule 4 shall be replaced with the following:

“Any Additional Shares allocated to a Participant will be held for that Participant provided that the Participant, throughout the period commencing on the date of allocation of such Additional Shares and ending on their Vesting Date does not cause any of the Lodged Shares in respect of which the Additional Shares were allocated to be transferred or delivered in accordance with Rule 7”.

Rule 5.5 shall be replaced with the following:

If the Vesting Date of any Additional Shares has arisen:

(a)                                  otherwise than under Rule 5.3 (a), (b), (c) or (d) a payment shall be made to the Participant on or as soon as permissible after the Vesting Date, but in no event later than December, 31 of the calendar year in which the vesting date falls, of an amount equal to the Notional Additional Gain; or

(b)                                 under Rule 5.3(a) or (b) a payment shall be made to the Participant on or as soon as permissible after the Vesting Date, but in no event later than December, 31 of the calendar year in which the vesting date falls, of an amount equal to that proportion of the Notional Additional Gain as is equal to the proportion of the Vesting Period of the Additional Shares that had expired on the occurrence of the event that gave rise to the Vesting Date of the Additional Shares; or

(c)                                  under Rule 5.3(c) or d(i), (ii) or (iii), a payment shall be made to the Participant (or to the Participant’s estate) on or as soon as permissible after the Vesting Date, but in no event later than December, 31 of the calendar year in which the vesting date falls, of an amount equal to that proportion of the Notional Additional Gain as is equal to the proportion of the Vesting Period of the Additional Shares for which the Participant remained an Employee; or

(d)                                 under Rule 5.3(d)(iv), any allocation of Additional Shares to that Participant shall lapse, unless within six months of that date, the Board shall determine otherwise, in which case a payment shall be made to the Participant of an amount determined by the Board in its discretion but not exceeding the Notional Additional Gain which the Participant would have entitled to had the Vesting Date arisen otherwise than under Rule 5.3(d)(iv).

Rule 5.6 shall be deleted.

Rule 5.7 shall be replaced with the following:

“For the purposes of the Scheme, a Participant’s employment with any Member of the Group shall be considered to have terminated effective on the last day of the Participant’s actual and active employment with a Member of the Group whether such day is selected by agreement with the individual, unilaterally by such a Member of the Group and whether with or without advance notice to the Participant unless the Board in its sole discretion shall agree to extend the date on which the employment is deemed to cease to the date when the notice expires. Except as may be authorised by the Board, for the avoidance of doubt, no period of notice that is given or that ought to have been given under applicable law in respect of such termination of employment will be utilised in determining entitlement under the Rules of the Scheme.”

Rule 6.2 shall be deleted.

Rule 6.3	delete the words “or 6.2” where it occurs on the first line of that provision;

Rule 8 shall be replaced with the following:

Any stamp duty or other expenses incurred in the transfer of Lodged Shares by the Trustees shall be payable:

(a)                                  in the case of either a transfer into the name or at the discretion of the Participant concerned, by the Trustees; and

(b) in any other case, by the Participant concerned (unless the Board shall determine otherwise).

APPENDIX 3

IMPERIAL TOBACCO GROUP INTERNATIONAL

SHARE MATCHING SCHEME

The purpose of this Appendix is to specify terms and conditions under which the Scheme is to be modified in its application to any Lodged Shares or allocation of Additional Shares made or to be made to a person resident for tax purposes in the United States of America.

Words and phrases defined in the Scheme shall bear the same meaning in this Appendix 3 except as otherwise provided.

Rule 1

“ADS”

American Depositary Shares, evidenced by American Depositary Receipts, which may be issued by Citibank, N.A., as depositary (“the Depositary”) pursuant to the Amended and Restated Deposit Agreement, dated as of November 2, 1998, among the Company, the Depositary and all holders and beneficial owners of American Depositary Shares thereunder;

“Additional Share”	a Share allocated pursuant to Rule 4;

“Lodged Share”

a Share:

(i)                                    , or ADS, if applicable, acquired by the Trustees with monies provided by an Employee or transferred to the Trustees by an Employee and in each case held by the Trustees as bare nominees for such Employee; or

(ii)                                  held by an Employee in a CREST Account;

“Share”	an ordinary share in the capital of the Company or ADS, if applicable;

Rule 2.2(d)	insert the words “,to be approved by the Trustee,” after the words “CREST Account” on the first line of that provision;

Rule 5.3 (e)	at the end of the sentence add the words “or, that the ADSs cease to be listed on the New York Stock Exchange, Inc.”

Rule 5.8

insert the words “(including Shares represented by ADSs)” after the word “Share” wherever it occurs.

SCHEDULE 2

[Imperial Tobacco Group PLC notepaper]

ADDITIONAL SHARE AWARD CERTIFICATE

IMPERIAL TOBACCO GROUP SHARE MATCHING SCHEME (the “Scheme”)

This is to certify that [                         ] has been granted [                      ] Additional Shares in accordance with the Scheme.

The Additional Shares are subject to the rules of the Scheme and shall be held by Abacus (C.I.) Limited as Trustees of the Scheme and of the Imperial Tobacco Group Employee and Executive Benefit Trust [and the Imperial Tobacco Group PLC 2001 Employee Benefit Trust] until the Vesting Date.

The Additional Shares shall be transferred to you as soon as practicable after the Vesting Date provided that [insert details of performance condition(s) imposed on the award of Additional Shares including details of performance condition(s) if early good leaver].

Until the Vesting Date:

•                  You cannot sell, assign, transfer, pledge, encumber or otherwise dispose of your interest in the Additional Shares;

•                  You will not receive any dividends in respect of the Additional Shares; and

•                  You cannot exercise voting rights attached to the Additional Shares.

For and on behalf of IMPERIAL TOBACCO GROUP PLC

Authorised signatory

SCHEDULE 3

PERFORMANCE CONDITION

For Additional Shares allocated to executive directors of the Company

This Schedule 3 contains the performance condition to which Additional Shares allocated to executive directors of the Company after 1 February 2005 will be subject, unless and until the Board decides otherwise.

The Additional Shares will only vest if the average annual growth in the Company’s basic Earnings per Share over their Vesting Period, as adjusted over that period on a basis confirmed as appropriate by the auditors of the Company, for amortisation, exceptional and extraordinary items and inflation, exceeds three (3) per cent.

Following testing of the performance conditions the Board may vary, but not increase, the extent to which the Additional Shares have vested to ensure that vesting will only occur, and at an appropriate level, if there has been an improvement in the underlying financial performance of the Company, including the maintenance of long-term return on capital employed.

There will be no re-testing of the performance condition if it is not achieved at the end of the Vesting Period.